Exhibit 99.1

Special Committee of Nordstrom Board Terminates Discussions with Nordstrom Family Group

Regarding Potential Going Private Transaction

Business Wire

20 March 2018

SEATTLE—(BUSINESS WIRE)—The Special Committee (the “Special Committee”) of the Board of Directors of Nordstrom (NYSE: JWN) announced today that it has terminated discussions with members of the Nordstrom family – Company Co-Presidents Blake W. Nordstrom, Peter E. Nordstrom, and Erik B. Nordstrom, President of Stores James F. Nordstrom, Chairman Emeritus Bruce A. Nordstrom, and Anne E. Gittinger (the “Group”) – regarding the Group’s acquisition of the outstanding shares of common stock of the Company. The Special Committee took this action because it could not reach agreement with the Group on an acceptable price for the Company.

The Special Committee believes that Nordstrom is well positioned to capitalize on future opportunities to gain market share through its customer strategy, centered on three strategic pillars: providing a differentiated product offering; delivering exceptional services and experiences; and leveraging the strength of its brand. Nordstrom continues to integrate its digital and physical assets to deliver best-in-class capabilities across supply chain, technology, marketing, product and services to better serve customers on their terms. The company is uniquely positioned in the industry and has generated market share gains and industry leading e-commerce penetration fueled by investments in digital capabilities to expand customer reach and engagement. The Special Committee is confident that the company’s ability to leverage its digital capabilities and its local market assets of people, product, and place will support growth across both its full-price and off-price businesses.

The Special Committee is being advised by Centerview Partners LLC as financial advisor and Sidley Austin LLP as its legal counsel.

SOURCE Nordstrom, Inc.

Special Committee of the Board of Directors of Nordstrom:

Sard Verbinnen & Co

Meghan Gavigan/Emily Claffey/Alyssa Linn

415-618-8750/212-687-8080